Exhibit 99.1

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

ARCA biopharma, Inc.:

We have audited the accompanying balance sheets of ARCA biopharma, Inc. (a development stage enterprise) (the Company) as of December 31, 2008 and 2007, and the related statements of operations, preferred stock and stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2008 and for the period from December 17, 2001 (inception) to December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ARCA biopharma, Inc. (a development stage enterprise) as of December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2008 and for the period from December 17, 2001 (inception) to December 31, 2008, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Boulder, Colorado

March 31, 2009

ARCA BIOPHARMA, INC.

(a development stage enterprise)

BALANCE SHEETS

(in thousands, except share and per share amounts)

	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$7,740	$15,862
Deferred transaction costs	1,668	—
Deposits and other current assets	270	78

Total current assets	9,678	15,940

Property and equipment, net	1,303	208
Other assets	98	56

Total assets	$11,079	$16,204

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$804	$1,669
Accrued compensation	1,071	610
Accrued expenses and other liabilities	1,549	675
Bank note payable	3,948	—
Convertible notes payable	8,351	—
Deferred rent, current portion	107	—

Total current liabilities	15,830	2,954

Other long-term liabilities	132	130
Deferred rent, net of current portion	430	—

Total liabilities	16,392	3,084

Commitments and contingencies
Preferred Stock:
Redeemable, convertible preferred stock, $0.001 par value.
Series A, authorized 9,222,257 shares; issued and outstanding 9,222,257 shares at December 31, 2008 and 2007; liquidation preference of $15 million	14,958	14,938
Series B, authorized 6,511,961 shares and 6,455,579 shares at December 31, 2008 and 2007, respectively; 6,455,579 shares issued and outstanding at December 31, 2008 and 2007; liquidation preference of $18 million	17,907	17,871
Stockholders’ deficit:
Common stock, $0.001 par value; authorized 40,000,000 shares; issued and outstanding 954,420 shares and 737,494 shares at December 31, 2008 and 2007, respectively	1	1
Additional paid-in capital	2,573	1,631
Deficit accumulated during the development stage	(40,752)	(21,321)

Total stockholders’ deficit	(38,178)	(19,689)

Total liabilities and stockholders’ deficit	$11,079	$16,204

Note: The above financial statements are those of ARCA biopharma, Inc. prior to the merger with Nuvelo, Inc.

See accompanying notes to financial statements.

ARCA BIOPHARMA, INC.

(a development stage enterprise)

STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Year Ended December 31,		Period from December 17, 2001 (date of inception) to December 31, 2008
	2008	2007
Costs and expenses:
Research and development	$11,026	$10,244	$26,154
Sales, general and administrative	8,467	4,210	15,401

Total costs and expenses	(19,493)	(14,454)	(41,555)

Loss from operations	(19,493)	(14,454)	(41,555)

Interest and other income	240	468	1,044
Interest and other expense	(178)	(8)	(241)

Net loss	$(19,431)	$(13,994)	$(40,752)

Less: Accretion of redeemable convertible preferred stock	(56)	(37)	(110)

Net loss attributable to common stockholders	$(19,487)	$(14,031)	$(40,862)

Net loss attributable to common stockholders per share—basic and diluted	$(25.72)	$(22.22)

Weighted average shares outstanding—basic and diluted	757,572	631,341

Note: The above financial statements are those of ARCA biopharma, Inc. prior to the merger with Nuvelo, Inc.

See accompanying notes to financial statements.

ARCA BIOPHARMA, INC.

(a development stage enterprise)

STATEMENTS OF PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(in thousands, except share and per share amounts)

	Preferred Stock				Stockholders’ Equity (Deficit)
	Series A Redeemable Convertible Preferred Stock		Series B Redeemable Convertible Preferred Stock		Common stock		Additional Paid In Capital	Deficit Accumulated During the Development Stage	Total
	Shares	Amount	Shares	Amount	Shares	Amount
Balance, December 17, 2001 (date of inception)	—	$—	—	$—	—	$—	$—	$—	$—
Issuance of common stock to founders on December 31, 2002, for cash, at $0.06 per share	—	—	—	—	15,529	—	1	—	1
Net loss	—	—	—	—	—	—	—	(116)	(116)

Balance, December 31, 2003	—	—	—	—	15,529	—	1	(116)	(115)
Issuance of common stock on September 30, 2004, for cash, at $0.06 per share	—	—	—	—	118,319	—	7	—	7
Net loss	—	—	—	—	—	—	—	(511)	(511)

Balance, December 31, 2004	—	—	—	—	133,848	—	8	(627)	(619)
Issuance of common stock on January 3, 2005, for cash, at $0.06 per share	—	—	—	—	17,533	—	1	—	1
Issuance of common stock on January 3, 2005, upon conversion of notes payable and related accrued interest at $0.06 per share	—	—	—	—	17,867	—	1	—	1
Issuance of common stock on October 14, 2005, for intellectual property license rights, at $8.14 per share	—	—	—	—	5,419	—	44	—	44
Issuance of common stock on October 14, 2005, upon conversion of notes payable and related accrued interest	—	—	—	—	186,571	—	1,354	—	1,354
Net loss	—		—	—	—	—	—	(1,459)	(1,459)

Balance, December 31, 2005	—	—	—	—	361,238	—	1,408	(2,086)	(678)
Issuance of common stock on February 21, 2006, for intellectual property license rights, at $0.72 per share	—	—	—	—	104,229	—	75	—	75
Issuance of Series A on February 22, 2006, for cash, at $1.6265 per share	5,727,354	9,316	—	—	—	—	—	—	—
Issuance of Series A on February 22, 2006, upon conversion of notes payable and related accrued interest, at $1.6265 per share	420,817	684	—	—	—	—	—	—	—
Issuance of common stock upon exercise of stock options, for cash	—	—	—	—	48,111	—	3	—	3
Issuance of common stock on February 22, 2006, for intellectual property and product license rights, at $0.72 per share	—	—	—	—	83,443	1	59	—	60
Issuance of common stock on June 23, 2006, for intellectual property license rights, at $0.90 per share	—	—	—	—	15,028	—	15	—	15
Issuance of common stock on November 7, 2006, for intellectual property license rights, at $0.90 per share	—	—	—	—	229	—	—	—	—
Issuance of Series A on December 8, 2006, for cash, at $1.6265 per share	3,074,086	5,000	—	—	—	—	—	—	—
Series A offering costs	—	(98)	—	—	—	—	—	—	—
Share-based compensation	—	—	—	—	—	—	39	—	39
Accretion of offering costs of redeemable convertible preferred stock	—	17	—	—	—	—	(17)	—	(17)
Net loss	—	—	—	—	—	—	—	(5,241)	(5,241)

Balance, December 31, 2006	9,222,257	14,919	—	—	612,278	1	1,582	(7,327)	(5,744)
Issuance of Series B convertible redeemable preferred stock, on May 31, 2007 for $2.439 per share	—	—	3,688,902	9,000	—	—	—	—	—
Issuance of Series B convertible redeemable preferred stock, on December 28, 2007 for $3.253 per share	—	—	2,766,677	9,000	—	—	—	—	—
Series B offering Costs	—	—	—	(147)	—	—	—	—	—
Accretion of Series A offering costs	—	19	—	—	—	—	(19)	—	(19)
Accretion of Series B offering costs	—	—	—	18	—	—	(18)	—	(18)
Issuance of common stock for intellectual property license rights, on January 18, 2007 at $1.68 per share	—	—	—	—	7,817	—	13	—	13
Issuance of common stock for intellectual property license rights, on June 30, 2007 at $1.80 per share	—	—	—	—	3,852	—	7	—	7
Issuance of common stock for commercial license rights, on July 19, 2007, vests upon achievement of specified criteria	—	—	—	—	16,698	—	—	—	—
Share-based compensation	—	—	—	—	—	—	50	—	50
Issuance of shares to executive on February 19, 2007, vesting upon achievement of specified criteria, subject to repurchase	—	—	—	—	83,490	—	—	—	—
Issuance of common stock upon exercise of stock options for cash	—	—	—	—	13,359	—	16	—	16
Net loss	—	—	—	—	—	—	—	(13,994)	(13,994)

Balance, December 31, 2007	9,222,257	14,938	6,455,579	17,871	737,494	1	1,631	(21,321)	(19,689)
Accretion of Series A offering costs	—	20	—	—	—	—	(20)	—	(20)
Accretion of Series B offering costs	—	—	—	36	—	—	(36)	—	(36)
Share-based compensation	—	—	—	—	—	—	545	—	545
Estimated fair value of warrants issued in connection with convertible notes payable	—	—	—	—	—	—	399	—	399
Issuance of common stock upon exercise of stock options, for cash	—	—	—	—	216,926	—	54	—	54
Net loss	—	—	—	—	—	—	—	(19,431)	(19,431)

Balance, December 31, 2008	9,222,257	$14,958	6,455,579	$17,907	954,420	$1	$2,573	$(40,752)	$(38,178)

Note: The above financial statements are those of ARCA biopharma, Inc. prior to the merger with Nuvelo, Inc.

See accompanying notes to financial statements.

ARCA BIOPHARMA, INC.

(a development stage enterprise)

STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,		Period from December 17, 2001 (date of inception) to December 31, 2008
	2008	2007
Cash flows used in operating activities:
Net loss	$(19,431)	$(13,994)	$(40,752)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	220	78	340
Non-cash interest expense	101	8	109
Share-based compensation	545	87	671
Issuance of common stock for license rights	—	20	214
Interest on notes converted to Series A Preferred Stock	—	—	5
Interest on notes converted to common stock	—	—	48
Loss from disposal of property and equipment	24	—	24
Change in operating assets and liabilities:
Receivables from employees and directors	—	35	—
Deposits and other current assets	(192)	(48)	(264)
Other assets	(61)	(8)	(75)
Accounts payable	(865)	1,098	803
Accrued expenses and other liabilities	721	1,088	2,006
Deferred rent	537	—	537

Net cash used in operating activities	(18,401)	(11,636)	(36,334)

Cash flows used in investing activities:
Payment of deferred transaction costs	(1,186)	—	(1,186)
Purchase of property and equipment	(1,344)	(120)	(1,671)
Proceeds from sale of property and equipment	5	—	5

Net cash used in investing activities	(2,525)	(120)	(2,852)

Cash flows provided by financing activities:
Proceeds from issuance of convertible notes payable and related warrants for common stock	8,750	—	10,841
Proceeds from issuance of bank note payable	4,000	—	4,000
Proceeds from stock subject to repurchase	—	38	38
Proceeds from the issuance of preferred stock	—	18,000	32,316
Preferred stock offering costs	—	(148)	(246)
Proceeds from the issuance of common stock	54	16	82
Repayment of principal on convertible notes payables	—	—	(105)

Net cash provided by financing activities	12,804	17,906	46,926

Net (decrease) increase in cash and cash equivalents	(8,122)	6,150	7,740
Cash and cash equivalents, beginning of period	15,862	9,712	—

Cash and cash equivalents, end of period	$7,740	$15,862	$7,740

Supplemental cash flow information:
Interest paid	$7	$—	$10

Supplemental disclosure of noncash investing and financing transactions:
Accrued interest converted to equity on notes payable	$—	$—	$12

Warrant issued in connection with bank note payable, classified as a long-term liability	$62	$49	$111

Compensation recorded on issuance of restricted stock	$—	$37	$37

Accrued deferred transaction costs	$482	$—	$482

Note: The above financial statements are those of ARCA biopharma, Inc. prior to the merger with Nuvelo, Inc.

See accompanying notes to financial statements.

ARCA BIOPHARMA, INC.

(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS

(1)	The Company and Summary of Significant Accounting Policies

(a)	Description of Business

ARCA biopharma, Inc. (the “Company”), a Delaware corporation, is located in Broomfield, Colorado and is principally focused on developing and commercializing genetically-targeted therapies for heart failure and other cardiovascular diseases. The Company’s first target drug candidate is Gencaro™, a next generation beta-blocker and vasodilator for advanced heart failure and other indications, which management believes has the potential to be the first genetically targeted cardiovascular drug. Gencaro was the subject of a Phase III heart failure mortality trial involving more than 2,700 patients and was unique in gathering DNA data on over 1,000 of its participants. The Company has licensed exclusive, worldwide rights to Gencaro. In September 2008, the U.S. Food and Drug Administration (“FDA”) accepted for filing the Company’s New Drug Application (“NDA”) for Gencaro. As discussed below, the accounting acquirer of the Company for purposes of this report, ARCA biopharma Colorado, Inc. (“ARCA Colorado”), was founded December 17, 2001, which date we refer to herein as “Inception.”

(b)	Merger with Nuvelo, Inc.

On January 27, 2009, the Company completed a business combination (the “Merger”) with ARCA Colorado in accordance with the terms of that Agreement and Plan of Merger and Reorganization, dated September 24, 2008, and amended on October 28, 2008 (as amended, the “Merger Agreement”), in which a wholly-owned subsidiary of the Company merged with and into ARCA Colorado, with ARCA Colorado continuing after the Merger as the surviving corporation and a wholly owned subsidiary of the Company. Immediately following the Merger, the Company changed its name from Nuvelo, Inc. to ARCA biopharma, Inc. The business combination is treated as a reverse merger for accounting purposes, and ARCA Colorado is the accounting acquirer. Since the Merger was consummated after the end of the period covered by these financial statements, the financial information included in this report is that of ARCA Colorado prior to the Merger. Pursuant to the rules and regulations of the Securities and Exchange Commission, the historical financial statements of ARCA Colorado replace the historical financial statements of the Company, and the disclosures in this report relating to the pre-Merger business of the Company, unless otherwise noted, pertain to the business of ARCA Colorado prior to the Merger. See Note 11 for further discussion of the Merger.

(c)	Development Stage Risks and Liquidity

The Company is in the development stage and devotes substantially all of its efforts towards regulatory approval, product commercialization, and raising capital. The Company has not generated revenue to date and is subject to a number of risks similar to those of other development stage companies, including dependence on key individuals, the development of and approval of commercially viable products, the need to obtain adequate additional financing necessary to fund the development and commercialization of its products, and competition from larger companies. The Company has historically funded its operations through issuances of convertible notes payable, and common and preferred stock. As a result of the closing of the Merger, approximately $45 million in cash and short-term investments was made available to the Company.

Since Inception, the Company has incurred substantial losses and negative cash flows from operations. For the year ended December 31, 2008, the Company incurred a net loss of $19.4 million and had negative cash flows from operations of $18.4 million. The Company believes that its current cash, cash equivalents and marketable securities balances, including those acquired from Nuvelo, are sufficient to fund operations through at least December 31, 2009. However, because of the Company’s substantial capital requirements necessary to fund commercialization of Gencaro, if approved, and to continue development of the current product pipeline, the Company will seek to access public or private debt or equity markets. The Company’s future capital requirements depend on a number of factors, including, but not limited to, the following:

•

timing and outcomes of regulatory approvals, in particular the approval of the Company’s New Drug Application for Gencaro by the FDA (in this regard, an $8 million milestone payment is due six months after the receipt of the FDA’s approval of Gencaro);

•

the costs of commercializing the Company’s product candidates once regulatory approvals are obtained, including the costs of establishing or contracting for marketing, sales and manufacturing capabilities, and other costs related to the size of the Company’s organization;

•	the extent to which the Company is able to acquire or in-license new products, technologies or businesses;

•	the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights; and

•	the terms and timing of any additional collaborative, strategic partnership or licensing agreements that the Company may establish.

Should additional capital not be available to the Company in the near term, or not be available on acceptable terms, the Company may be required to delay or reduce research, development and/or commercialization activities to conserve its cash resources. Should the Company be unable to raise additional capital or if the terms of available capital are not acceptable to the Company, the Company’s management believes that its level of activities and expenditures can be adjusted, if necessary, such that current funds available to the Company would allow it to continue operations through at least December 31, 2009.

(d)	Basis of Presentation

The Company has generated no revenue to date and its activities have consisted of seeking regulatory approval, commercialization, and raising capital. Accordingly, the Company is considered to be in the development stage at December 31, 2008, as defined in Statement of Financial Accounting Standards (“SFAS”) No. 7, Accounting and Reporting by Development Stage Enterprises.

(e)	Merger Exchange Ratio and Reverse Stock Split

In conjunction with the Merger, Nuvelo effected a 20-for-1 reverse stock split. As a result, and in accordance with the Merger Agreement, each outstanding common share and warrant or option to purchase ARCA Colorado’s common stock prior to the Merger was converted into the right to receive or purchase 0.16698070 (the “Exchange Ratio”) shares of the Company’s common stock (see Note 11), which Exchange Ratio incorporates the effect of the reverse stock split. All common shares, options and warrants to purchase common shares and per common share amounts for all periods presented in the accompanying financial statements and notes have been adjusted retroactively to reflect the effect of the Exchange Ratio, except for the par value per share and the number of shares authorized, which are not affected by the Exchange Ratio.

The accompanying financial statements and notes have not been adjusted to retroactively reflect the effect of the Exchange Ratio on preferred shares, warrants to purchase preferred shares, and per preferred share amounts. The ratios used to convert ARCA Colorado’s preferred stock and warrants to purchase ARCA Colorado’s preferred stock prior to the Merger into the right to receive or purchase shares of the Company’s common stock as a result of the Merger is discussed in Note 11.

(f)	Cash and Cash Equivalents

The Company considers cash and highly liquid investments, which are readily convertible into cash and have maturities when purchased of three months or less, to be cash and cash equivalents. Cash equivalents consist primarily of money market investments.

(g)	Accounting Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. The Company bases estimates on various assumptions that are believed to be reasonable under the circumstances. Management is continually evaluating and updating these estimates, and it is possible that these estimates will change in the future or that actual results may differ from these estimates.

(h)	Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Cost includes expenditures for equipment, leasehold improvements, replacements, and renewals. Maintenance and repairs are charged to expense as incurred. Replacements and renewals are capitalized. When assets are sold, retired, or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations.

The cost of property and equipment is depreciated using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over the shorter of the life of the lease or the estimated useful life of the assets.

(i)	Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents, and other receivables. The Company has no accounts receivable and has no off-balance-sheet concentrations of credit risk, such as foreign exchange contracts, option contracts, or foreign currency hedging arrangements. The Company maintains cash balances in the form of bank demand deposits and money market fund accounts with financial institutions that management believes are creditworthy. Such balances may at times exceed the insured amount.

(j)	Accrued Expenses

As part of the process of preparing its financial statements, the Company is required to estimate accrued expenses. This process involves identifying services that third parties have performed on the Company’s behalf and estimating the level of service performed and the associated cost incurred for these services as of the balance sheet date. Examples of estimated accrued expenses include contract service fees, such as fees payable to contract manufacturers in connection with the production of materials related to the drug product, and professional service fees, such as attorneys, consultants, and clinical research organizations. The Company develops estimates of liabilities using its judgment based upon the facts and circumstances known at the time.

(k)	Long-Lived Assets and Impairments

The Company reviews long-lived assets whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. Management believes that there is no indication that an impairment of its long-lived assets has occurred from Inception through December 31, 2008. As a development stage company, the Company has not generated positive cash flows from operations, and such cash flows may not materialize for a significant period in the future, if ever. Additionally, the Company may make changes to its business plan that would result in changes to expected cash flows from long-lived assets. As a result, it is reasonably possible that future evaluations of long-lived assets may result in impairment.

(l)	Segments

The Company operates in one segment. Management uses one measure of profitability and does not segment its business for internal reporting.

(m)	Stock-Based Compensation

Effective January 1, 2006, the Company adopted SFAS No. 123(R), Share-Based Payment, using the prospective method of transition. Under that transition method, compensation cost recognized in each subsequent period includes: (a) compensation costs for current period vesting of all share-based payments granted prior to January 1, 2006, based on the intrinsic value method prescribed by APB Opinion No. 25, and (b) compensation cost for current period vesting of all share-based payments granted or modified subsequent to January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123(R). The Company recognizes compensation costs for its share-based awards on a straight-line basis over the requisite service period for the entire award.

From Inception through December 31, 2005, the Company accounted for issuances of stock-based compensation under the intrinsic-value-based method of accounting prescribed by Accounting Principles Board, or APB, Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, including FASB Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation—an Interpretation of APB Opinion No. 25, to account for its employee stock options. Under this method, compensation expense is generally recorded on the date of grant only if the estimated fair value of the underlying stock exceeds the exercise price.

(n)	Net Loss Per Share

The Company calculates net loss per share in accordance with SFAS No. 128, Earnings Per Share. Basic net loss per share was determined by dividing net loss attributable to common stockholders by the weighted average common shares outstanding during the period, excluding common stock subject to vesting provisions. Diluted net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted average number of common shares outstanding during the period increased to include, if dilutive, the number of additional common shares that would have been outstanding if the potential common shares had been issued. The Company’s potentially dilutive shares, which include redeemable convertible preferred stock, options and warrants, have not been included in the computation of diluted net loss per share for all periods as the result would be anti-dilutive.

A reconciliation of numerator and denominator used in the calculation of basic and diluted net loss per share follows:

	Year Ended December 31,
	2008	2007
(In thousands, except shares and per share data)

Numerator
Net loss	$(19,431)	$(13,994)
Less: Accretion of redeemable convertible preferred stock	(56)	(37)

Net loss attributable to common stockholders	$(19,487)	$(14,031)

Denominator
Weighted-average shares of common stock outstanding	857,760	710,943
Less: Weighted-average shares of unvested common stock	(100,188)	(79,602)

Total weighted-average shares used in computing net loss per share attributable to common stockholders — basic and diluted	757,572	631,341

Basic and diluted loss per share	$(25.72)	$(22.22)

Potentially dilutive securities representing 3.2 million and 2.2 million weighted average shares of common stock were excluded for the years ended December 31, 2008 and 2007, respectively. The dilutive securities have been excluded from the calculation of diluted net loss per common share for the periods presented because including them would have an anti-dilutive effect on net loss attributable to common stockholders per share.

(o)	Fair Value of Financial Instruments

The carrying amounts of financial instruments, including cash and cash equivalents and accounts payable, approximate their fair value due to their short term maturities.

On January 1, 2006, the Company adopted SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, and related FASB Staff Position 150-5, Issuer’s Accounting under FASB Statement No. 150 for Freestanding Warrants and Other Similar Investments on Shares That Are Redeemable, or FSP 150-5. The Company granted warrants for redeemable preferred stock in 2008 and 2007. The warrants are reported as long-term liabilities at their estimated fair value at the balance sheet dates. Changes in fair value are reflected in the statements of operations as interest expense.

On January 1, 2008, the Company adopted SFAS No. 157, Fair Value Measurements, or SFAS No. 157. SFAS No. 157 establishes a common definition for fair value to be applied to U.S. GAAP requiring use of fair value, establishes a framework for measuring fair value, and expands disclosure about such fair value measurements. In February 2008, the FASB issued FASB Staff Position No. FAS 157-2, Effective Date of FASB Statement No. 157, or FSP 157-2, which delays the effective date for SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities, except items that are recognized or disclosed at fair value on a recurring basis (at least annually), until fiscal years beginning after November 15, 2008. The implementation of SFAS No. 157 for financial assets and financial liabilities did not have a material impact on the Company’s financial position and results of operations. The Company is currently assessing the impact of adopting SFAS No. 157 for nonfinancial assets and nonfinancial liabilities on its financial position and results of operations.

SFAS No. 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). SFAS No. 157 classifies the inputs used to measure fair value into the following hierarchy:

•	Level 1—Unadjusted quoted prices in active markets for identical assets or liabilities

•

Level 2—Unadjusted quoted prices in active markets for similar assets or liabilities; unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active; or inputs other than quotes prices that are observable for the asset or liability

•	Level 3—Unobservable inputs for the asset or liability

The Company’s fair value hierarchy for its financial assets measured at fair value on a recurring basis as of December 31, 2008 includes only Level 1 financial assets. Level 1 financial assets as of December 31, 2008 comprise money market funds totaling approximately $7.7 million.

As of December 31, 2008, the fair value of the Company’s bank note approximates the carrying amount, as the applicable interest rate approximated market rate. In October 2008, the Company entered into convertible notes with a maturity date of March 31, 2009. Due to the recent negotiation of the convertible notes and the short-term nature, the fair value of the convertible notes approximates the carrying amount.

(p)	Research and Development

Research and development costs are expensed as incurred. These consist primarily of salaries, contract services, and supplies.

The Company issued shares of common stock in exchange for certain licenses and sublicenses. Total research and development expense recorded for the estimated fair value of these issuances was $20,000 in 2007 and $214,000 in the period from Inception through December 31, 2008. No shares were issued for this purpose in 2008.

The Company has concluded that these licenses have no alternate use other than in the Company’s research and development efforts.

(q)	Income Taxes

The current provision for income taxes represents actual or estimated amounts payable or refundable on tax returns filed or to be filed each year. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date. The overall change in deferred tax assets and liabilities for the period measures the deferred tax expense or benefit for the period. The measurement of deferred tax assets may be reduced by a valuation allowance based on judgmental assessment of available evidence if deemed more likely than not that some or all of the deferred tax assets will not be realized. The Company has recorded a valuation allowance against its deferred tax assets, as management has concluded that it is more likely than not that the net deferred tax asset will not be realized through future taxable income, based primarily on the Company’s history of operating losses.

(r)	Recent Accounting Pronouncements

Effective January 1, 2008, the Company adopted SFAS No. 157. In February 2008, the FASB issued FASB Staff Position No. FAS 157-2, which provides a one year deferral of the effective date of SFAS No. 157 for non-financial assets and non-financial liabilities, except those that are recognized or disclosed in the financial statements at fair value at least annually. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The standard describes a fair value hierarchy based on three levels of inputs, the first two of which are considered observable and the last unobservable, that may be used to measure fair value. The adoption of SFAS No. 157 had no impact on the Company’s financial statements. The Company is currently evaluating the impact of adopting the provisions of SFAS No. 157 for non-financial assets and liabilities.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations, and SFAS No. 160, Accounting and Reporting of Noncontrolling interest in Consolidated Financial Statements, an amendment of ARB No. 51. These new standards will significantly change the financial accounting and reporting of business combination transactions and noncontrolling (or minority) interests in consolidated financial statements. SFAS No. 141(R) requires the acquirer of a business to recognize and measure the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree at fair value on the acquisition date. SFAS No. 141(R) also requires that transactions costs related to the business combination be expensed as incurred and that changes in accounting for business combination related deferred tax asset valuation allowances and income tax uncertainties after the measurement period be recognized as current period income tax expense. SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Costs incurred during 2008 associated with the Merger were recorded as deferred transaction costs at December 31, 2008. On January 1, 2009, as part of the Company’s adoption of SFAS No. 141(R), the balance of deferred transaction costs will be expensed. The Company is evaluating the impact of SFAS No. 141(R) on its financial statements in connection with the Merger discussed above and in Note 11.

As discussed in Note 10, effective, January 1, 2007, the Company adopted FASB Interpretation No. 48 Accounting of Uncertainty in Tax Positions—an Interpretation of FASB Statement No. 109.

In June 2008, the FASB ratified the consensus reached on Emerging Issues Task Force (EITF) Issue No. 07-05, Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock (EITF No. 07-05). EITF No. 07-05 clarifies the determination of whether an instrument (or an embedded feature) is indexed to an entity’s own stock, which would qualify as a scope exception under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. EITF No. 07-05 is effective for financial statements issued for fiscal years beginning after December 15, 2008. Early adoption for an existing instrument is not permitted. The Company is currently evaluating the impact of EITF No. 07-05 on its financial statements.

(2)	Property and Equipment

Property and equipment consist of the following:

		December 31,
	Estimated Life	2008	2007
		(in thousands)
Computer equipment	3 years	$218	$101
Lab equipment	5 years	85	82
Furniture and fixtures	5 years	415	51
Computer software	3 years	149	72
Leasehold improvements	Lesser of useful life or life of the lease	739	21

		1,606	327
Less accumulated depreciation and amortization		(303)	(119)

		$1,303	$208

For the years ended December 31, 2008 and 2007, and for the period from Inception through December 31, 2008, depreciation and amortization expense was $220,000, $78,000, and $340,000, respectively.

(3)	Employee Benefit Plans

The Company has a 401(k) plan and makes a matching contribution equal to 100% of the employee’s first 3% of the employee’s contributions and 50% of the employee’s next 2% of contributions. The Company adopted the plan in 2006 and contributed $136,000 and $76,000 for the years ended December 31, 2008 and 2007, respectively, and has contributed $237,000 from Inception through December 31, 2008.

(4)	Convertible Promissory Notes

In 2002 and 2004, the Company issued promissory notes to its Chief Science and Medical Officer, or CSMO, and Chairman of the Board at varying interest rates and maturities. The principal amounts of these notes were $1,370 and $13,500 in 2002 and 2004, respectively. The principal and accrued interest on the notes issued in 2004 was subsequently paid in 2004. The principal and accrued interest on the note issued in 2002 was subsequently paid in 2005.

In May 2004, the Company issued a convertible promissory note. The principal amount of the convertible promissory note was $7,500 and bore interest at 7% per annum. Payment of the outstanding principal and interest on the note could be called at any time after June 1, 2004. The note was convertible upon the issuance by the Company of Preferred Stock with aggregate proceeds of greater than $2.0 million. The note was to be converted at the same price per share as the Preferred Stock issued. The Company paid all outstanding principal and interest in December 2005.

In July 2004, the Company issued a convertible promissory note. The principal amount of the convertible promissory note was $1,000 and the note bore interest at 7% per annum. Payment of the outstanding principal and interest on the note could be called at any time. The note was convertible upon the issuance by the Company of Preferred Stock with aggregate proceeds of greater than $2.0 million. The note was to be converted at the same price per share as the Preferred Stock issued. In January 2005, upon agreement by both parties, the principal and the accrued interest of $70 was converted into 17,867 shares of common stock.

In September 2004, the Company issued a convertible promissory note. The principal amount of the convertible promissory note was $5,000 and the note bore interest at 7% per annum. The entire principal and accrued interest was due on March 30, 2006. The note was convertible upon the issuance by the Company of Preferred Stock with aggregate proceeds of greater than $2.0 million. The note was to be converted at the same price per share as the Preferred Stock issued. In February 2006, upon the issuance of Series A Preferred Stock, the principal and the accrued interest of $498, less $7 paid in cash, was converted into 3,376 shares of Series A Preferred Stock.

In October 2004, the Company issued two convertible promissory notes to a venture capital firm. The principal amount of the convertible promissory notes was $468,950, and $31,050, respectively. In March 2005, these notes were amended to provide for borrowings of additional $468,950 and $31,050, respectively, under each note, or an aggregate principal amount outstanding under the notes, as amended, of $1.0 million. The notes bore interest at 5% per annum. The entire principal and accrued interest was due on March 31, 2006. The notes were convertible, upon issuance by the Company of shares of common stock or preferred stock with proceeds greater than $5.0 million, into a number of shares of common stock equal to 20% of the total outstanding equity securities of the Company prior to the original issuance of the notes. They were also convertible at any time at the option of the lender upon written notice. Upon such notice, in October 2005, the principal of $1.0 million and the accrued interest of $38,218 were converted into 138,733 and 9,186 shares, respectively, of common stock.

In July 2005, the Company issued two convertible promissory notes to a venture capital firm. The principal amount of the convertible promissory notes was $58,618 and $3,881, respectively. The notes bore interest at 5% per annum. The entire principal and accrued interest was due on July 1, 2006. The notes were convertible into 7,250 and 480 shares of common stock, respectively. The notes were convertible upon issuance by the Company of shares of common stock or preferred stock with proceeds greater than $5.0 million or at the option of the lender upon written notice. Upon such notice, in October 2005, the principal of $62,500 and the accrued interest of $693 were converted into 7,250 and 480 shares, respectively, of common stock.

In August 2005, the Company issued two convertible promissory notes to a venture capital firm. The principal amount of the convertible promissory notes was $234,475 and $15,525, respectively. The notes bore interest at 5% per annum. The entire principal and accrued interest was due on August 8, 2006. The notes were convertible into 29,002 and 1,920 shares of common stock. The notes were convertible upon issuance by the Company of shares of common stock or preferred stock with proceeds greater than $5.0 million or at the option of the lender upon written notice. Upon such notice, in October 2005, the principal of $250,000 and the accrued interest of $2,260 converted into 29,002 and 1,920 shares, respectively, of common stock.

In October 2005, the Company issued two convertible promissory notes to a venture capital firm. The principal amount of the convertible promissory notes was $468,950 and $31,050, respectively. The notes bore interest at 5% per annum. The entire principal and accrued interest was due in October 2006. The note was convertible into Preferred Stock upon the issuance by the Company of Preferred Stock with aggregate proceeds of greater than $5.0 million. The note was to be converted at the same price per share as the Preferred Stock issued. In February 2006, upon the issuance of Series A Preferred Stock, the principal of $500,000 and the accrued interest of $8,706 was converted into 293,339 and 19,422 shares, respectively, of Series A Preferred Stock.

In November 2005, the Company issued a convertible promissory note. The principal amount of the convertible promissory note was $250,000 and the note bore interest at 5% per annum. The entire principal and accrued interest was due on November 6, 2006. The note was convertible into Preferred Stock upon the issuance by the Company of Preferred Stock with aggregate proceeds of greater than $5.0 million. The note was to be converted at the same price per share as the Preferred Stock issued. In February 2006, upon the issuance of Series A Preferred Stock, the principal of $250,000 and the accrued interest of $3,804, less $83,542 paid in cash, was converted into 104,680 shares of Series A Preferred Stock.

In October 2008, the Company entered into convertible promissory notes with existing investors. The principal amount of the convertible notes was $8.4 million and the notes bore interest at 6% per annum. The notes were converted into common stock upon closure of the Merger with Nuvelo, as the Merger closed prior to March 31, 2009, the maturity date of the notes. The Company also issued warrants, with an estimated value of $399,000, to the noteholders which allows them to purchase 179,659 shares of common stock at an exercise price of $9.7406 per share. In January 2009, the Company will record a charge against net income (loss) attributable to common shareholders related to the additional common shares issuable to Series B Preferred stockholders as a result of Series B Preferred Stock anti-dilution provisions in effect at the consummation of the Merger. In January 2009, upon closure of the Merger, the principal of $8.4 million and the accrued interest of $150,997 were converted into 872,792 shares of common stock.

(5)	Commitments and Contingencies

(a)	Employment Agreements

The Company maintains employment agreements with several key executive employees. The agreements may be terminated at any time by the Company with or without cause upon written notice to the employee, and entitle the employee to wages in lieu of notice for periods not exceeding one calendar year from date of termination without cause. Certain of these agreements also provide for payments to be made under certain conditions related to a change in control of the Company.

(b)	Operating Leases

The Company occupied certain facilities under operating leases, which ended in 2008. Rent expense under these leases was $87,000 and $211,000, for the years ended December 31, 2008 and 2007, respectively, and $457,000 for the period from Inception through December 31, 2008.

On February 8, 2008 the Company entered into a lease agreement for approximately 15,000 square feet of newly constructed office facilities in Broomfield, Colorado, which serves as the Company’s primary business offices. The Company relocated to the new facility upon its completion in July 2008. The lease has a term of 5 years with rights to extend the term for two additional three year periods. Per the lease agreement, base rent is subject to annual increases of approximately three percent per year. The rent expense for the lease is being recognized on a straight-line basis over the lease term. Tenant improvement reimbursements from the landlord totaled $593,000 which were recorded as deferred rent and are amortized as reductions to rent expense over the lease term. Rent expense under this lease was $72,000 for the year ended December 31, 2008 and from Inception through December 31, 2008. Below is a summary of the future minimum lease payments committed under this lease:

(in thousands)
Years ended December 31:
2009	$230
2010	237
2011	244
2012	251
2013	127

$1,089

(c)	CardioDx, Inc.

The Company entered into a license agreement with CardioDx, Inc. The license gives the Company a nonexclusive, royalty bearing license for diagnostic rights to key genetic markers that are relevant for prescribing Gencaro. The term of the agreement extends to the latest expiring patent underlying the diagnostic rights. The license permits the Company to sublicense its rights under certain conditions, and in February 2007, the Company sublicensed its rights and transferred its royalty and other fee obligations to Laboratory Corporation of America.

(d)	Laboratory Corporation of America

The Company entered into a commercialization and licensing agreement with Laboratory Corporation of America, or LabCorp, to develop, make, market and sell diagnostic tests in connection with the medical prescription of the Company’s lead compound, Gencaro. Under the agreement the Company granted to LabCorp an exclusive license to its diagnostic rights under the CardioDx agreement and the Company’s diagnostic rights associated with Gencaro. The license agreement has a term of 10 years. The sublicense transferred the royalty and all other fee obligations of the Company arising out of the sale of diagnostic tests by LabCorp. Royalty payments will be made directly to CardioDx by LabCorp. If LabCorp does not fulfill its royalty payment and other fee obligations, the Company is responsible for the payments. In addition, the Company granted to LabCorp 16,698 shares of common stock. The shares are subject to a restricted stock agreement in which shares vest upon the attainment of certain regulatory approval and drug product sales milestones.

(e)	Cardiovascular Pharmacology and Engineering Consultants, LLC, or CPEC

Under the terms of its strategic license agreement with CPEC, a licensing subsidiary of Indevus Pharmaceuticals Inc., holding ownership rights to certain clinical trial data of Gencaro, the Company will incur milestone and royalty obligations upon the occurrence of certain events. In August 2008, the Company paid CPEC a milestone payment of $500,000 based on the July 31, 2008 submission of its NDA with the FDA. Upon receiving marketing approval for Gencaro, the Company will owe CPEC another milestone payment of $8.0 million, which is due within six months after FDA approval is received. The Company’s royalty obligation ranges from 7.5% to 20% of revenue from the related product based on achievement of specified product sales levels.

(f)	Legal Matters

The Company may encounter asserted or unasserted claims during the normal course of business. No such claims had been asserted to date, nor is the Company aware of any unasserted claims.

(g)	Silicon Valley Bank

In July 2007 the Company obtained a credit facility from Silicon Valley Bank (the Bank), or the Credit Facility. The total amount available under the Credit Facility is $4.0 million, secured by all tangible and intangible assets of the Company except those specified, including patents, in the loan documents. The Credit Facility bears interest at the bank’s prime rate, and is subject to customary non-financial related covenants. The loan agreement contains covenants restricting the Company’s ability, among other things, to dispose of part of its business or property, engage in any other business activities, liquidate or dissolve, change executive management, engage in mergers, acquisitions, pay dividends, and incur debt without the bank’s prior approval.

At December 31, 2007, $2.0 million of the Credit Facility was available to the Company. The remaining $2.0 million became available upon the Company’s submission of a major portion of its NDA to the FDA, which occurred in July 2008. In connection with obtaining the Credit Facility, the Company issued warrants for its Series B Redeemable Preferred Stock (see Note 7). In August 2008, the Company borrowed the full $4.0 million balance of its Credit Facility, and in accordance with the loan agreement, issued additional warrants for its Series B Redeemable Preferred Stock (see Note 7). No additional drawings are permitted under the Credit Facility. All borrowings under the Credit Facility bear interest at a floating per annum rate equal to the Bank’s prime rate, which was 4.0% as of December 31, 2008. In January 2009, the Credit Facility was amended to mature on March 23, 2009, but the Company is in discussions to refinance the existing Credit Facility and extend the Credit Facility’s maturity date until December 1, 2010. Pending the execution and delivery of definitive documentation reflecting the refinancing of the Credit Facility, Silicon Valley Bank has agreed to extend the maturity date of the Credit Facility until April 6, 2009. As of December 31, 2008, the $4.0 million balance borrowed under the Credit Facility is classified as a current liability on the Company’s balance sheet. We may not be able to refinance the existing Credit Facility on commercially reasonable terms or at all.

(6)	Related Parties

(a)	Transactions with the Company’s Chief Science and Medical Officer and Chairman

The Company has entered into certain transactions with its CSMO and Chairman of the board of directors for the advancement of research in chronic heart failure. The Company entered into an unrestricted research grant with its CSMO and Director’s research laboratory for $22,500 per quarter. In addition, the Company agreed to pay $7,500 per month to offset salary expenses at the lab. This arrangement was in place through June 2007. Effective July 1, 2007, the Company terminated its prior grant funding arrangement and entered into an unrestricted research grant with its CSMO and Director’s research laboratory for $23,917 per month. Effective July 1, 2008, the Company terminated its prior grant funding arrangement and entered into another unrestricted research grant for $20,167 per month. This grant is contingent upon the Company’s financial condition, and can be terminated at the Company’s discretion. Total expense under these arrangements for the years ended December 31, 2008 and 2007 was $294,000 and $223,000, respectively, and $809,000 from Inception through December 31, 2008.

The Company has an agreement with the University of Colorado for the development of certain data supporting its research and development. Total expense under this arrangement for the year ended December 31, 2008 and from Inception through December 31, 2008 was $76,000.

The Company is a party to a materials transfer agreement with the University of Colorado, under which the Company has agreed to pay $35,000 per year to maintain the Heart Tissue Bank associated with the CSMO and Director’s research lab at the University of Colorado. Total expense for each of the years ended December 31, 2008 and 2007 was $35,000 and $140,000 from Inception through December 31, 2008.

(b)	Cardiovascular Pharmacology and Engineering Consultants, LLC

The Company has entered into a strategic license agreement with CPEC, a licensing subsidiary of Indevus Pharmaceuticals Inc., which holds ownership rights to certain clinical trial data of Gencaro, for exclusive license rights to use this data and an exclusive sublicense to develop, make, have made, use, import, offer for sale, market, commercialize, distribute, and sell and otherwise dispose of the product Gencaro. In connection with this agreement, the Company issued 66,792 shares of common stock. The estimated fair value of shares granted was $0.72 per share. The Company recorded the estimated fair value of the shares as research and development expense because the rights granted under the agreement have no alternate use other than the Company’s research and development efforts. In addition, the Company owes royalties based upon its commercial sales and other milestones, including the closing of the Series B financing and certain regulatory approvals. Total expense during 2008 and 2007 was $500,000 and $0, respectively, and $1.5 million from Inception through December 31, 2008.

(c)	Gilead Colorado, Inc. (formerly Myogen Inc.)

The Company has entered into a strategic alliance agreement with Myogen in exchange for certain sublicenses and licenses for technology licensed by Myogen. In connection with this agreement, the Company issued 102,665 shares of common stock, based upon the amount equivalent to 10% of total shares outstanding prior to commencement of the Series A Preferred Stock offering. The estimated fair value of shares granted was $0.72 per share. The Company recorded the estimated fair value of the shares as research and development expense because the rights granted under the agreement have no alternate use other than the Company’s research and development efforts.

(d)	University of Colorado’s University License Equity Holdings, Inc., or ULEHI

In October 2005, the Company entered into an exclusive license agreement to patent applications covering use of Gencaro therapy and various options to license future inventions and targets. The Company has agreed to pay a per year minimum royalty beginning in 2006. During 2008 and 2007, the Company expensed $25,000 and $25,000, respectively and has expensed $75,000 from Inception through December 31, 2008. In addition, the Company will owe royalties based upon its commercial sales (other than Gencaro) and other milestones, if any. In August 2007 the Company executed an amendment to the license agreement to acquire additional patent rights and paid $15,000 for those rights. All payments have been recorded as research and development expenses.

As part of its licensing arrangement, the Company has granted ULEHI at total of 50,559 shares of common stock. Pursuant to an anti-dilution provision in the license agreement (see Note 8), the Company issued 0 shares, 11,669 shares, and 35,531 shares in 2008, 2007, and Inception through December 31, 2008, respectively. The estimated fair value of shares granted in 2007 was $1.74 per share. The Company recorded the estimated fair value of the shares as research and development expense because the rights granted under the agreement have no alternate use other than the Company’s research and development efforts. The anti-dilution provision was fully satisfied in May 2007 with the Company’s Series B Preferred Stock financing.

(7)	Preferred Stock

(a)	Series A Redeemable Convertible Preferred Stock

In February 2006, the Company issued 6,148,171 shares of Series A Redeemable Convertible Preferred Stock, or Series A, at a price of $1.6265 per share. In December 2006, the Company issued an additional 3,074,086 shares of Series A at a price of $1.6265 per share. Each share was initially convertible into one share of common stock. Each holder of Series A was entitled to receive, if and when declared, payment of an equivalent per-share dividend based on the number of common shares into which each share of Series A was convertible, as of the date of declaration. The rate of conversion of Series A into common stock was required to be adjusted in the event the Company issued dilutive shares of common stock according to a formula defined in the Company’s Restated Certificate of Incorporation. Holders of Series A were entitled to vote as though the Series A were converted into common stock.

(b)	Series B Redeemable Convertible Preferred Stock

In May 2007, the Company issued 3,688,902 shares of Series B Redeemable Convertible Preferred Stock, or Series B-1, at a price of $2.439 per share. In December 2007, the Company issued 2,766,677 shares of Series B-2 Redeemable Convertible Preferred Stock, or Series B-2, at a price of $3.253 per share. Each share of Series B-1 and Series B-2 was initially convertible into one share of common stock. Each holder of Series B was entitled to receive, if and when declared, payment of an equivalent per-share dividend based on the number of common shares into which each share of Series B was convertible, as of the date of declaration. The rate of conversion of Series B-1 and Series B-2 into common stock was required to be adjusted in the event the Company issues dilutive shares of common stock according to a formula defined in the Company Restated Certificate of Incorporation. Holders of Series B-1 and Series B-2 were entitled to vote as though the Series B were converted into common stock.

Collectively, the Series A, Series B-1 and Series B-2 are referred to as Preferred Stock. Prior to the Merger, the Company’s Preferred Stock had the following rights and privileges:

i)	Liquidation Rights

Upon any liquidation, dissolution, or winding up of the Company, including a sale of the Company, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of common stock, holders of Preferred Stock shall be entitled to receive an amount per share equal to the original issue price of the respective Preferred Stock series (as adjusted for any stock dividends, combinations, splits, recapitalizations, unpaid declared, and unpaid dividends). After the payment of this amount, payments shall be made ratably to the holders of common stock and Preferred Stock on an as-if-converted basis until such holders of Preferred Stock have received an aggregate amount per share of Preferred Stock equal to three times the original issue price of the respective Preferred Stock series; thereafter, the remaining payments shall be distributed ratably to the holders of the common stock. Preferred Stock may, at the option of the holder, be converted at any time into fully paid and nonassessable shares of common stock and receive distributions as common holders.

ii)	Redemption

Holders of a majority of the outstanding preferred stock may require the Company to redeem all of the outstanding Preferred Stock in three annual installments beginning not prior to May 2011 and ending on the date two years from such first redemption date. The Company shall effect such redemptions on each redemption date by paying in cash in exchange for the shares of Preferred Stock to be redeemed on such redemption date a sum equal to the original issue price per share of Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations, and the like) plus declared and unpaid dividends, if any, with respect to such shares. At December 31, 2008, the Company had no declared and unpaid dividends.

iii)	Voting

Preferred Stock stockholders are entitled to vote together with common stockholders as one class based on the number of common stock into which each share of Preferred Stock is then convertible. Preferred Stock stockholders, voting as a separate class, shall have the exclusive right to elect four members of the board of directors. Common stockholders are entitled to elect one board member. Holders of common stock and Preferred Stock, voting together as a single class on an as-if-converted basis, shall then be entitled to elect all remaining members of the Board. For so long as at least 20% of the originally issued shares of Preferred Stock (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Preferred Stock) remain outstanding, consent of the holders of at least a majority of the outstanding Series Preferred shall be necessary for effecting or validating any material change in the Company’s business.

iv)	Conversion

Preferred Stock may, at the option of the holder, be converted at any time into fully paid and nonassessable shares of common stock. The number of shares of common stock to which a holder of Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the “Series Preferred Conversion Rate” by the number of shares of Preferred Stock being converted. At December 31, 2008 and 2007, the conversion price equals the original purchase price, and each share of Preferred Stock was convertible into one share of pre-merger common stock. The terms of the Preferred Stock provide for adjustments to the conversion rates in specified circumstances primarily to provide the holder protection against dilution.

Each share of Preferred Stock shall automatically be converted into shares of common stock, based on the then effective Preferred Stock conversion price, (A) at any time upon the affirmative election of a majority of the Series Preferred Stockholders, or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of common stock for the account of the Company in which (i) the per share price is at least two times the then effective Series Preferred Conversion Price for the second tranche of Series B Preferred and (ii) the gross cash proceeds to the Company (before underwriting discounts, commissions, and fees) are at least $30.0 million. At December 31, 2008, the Company had 2,627,311 shares of common stock reserved for the conversion of Preferred Stock. In connection with the Merger with Nuvelo (see Note 11), the terms of the Preferred Stock were modified to provide for automatic conversion upon the close of the transaction.

As a result of the Merger on January 27, 2009:

•	each share of Series A automatically converted into one share of ARCA Colorado’s common stock;

•	each share of Series B-1 automatically converted into 1.219875 shares of ARCA Colorado’s common stock;

•	each share of Series B-2 automatically converted into 1.6265 shares of ARCA Colorado’s common stock; and

•

each share of ARCA Colorado’s common stock, including each share issued upon conversion of the Series A, Series B-1 and Series B-2, was converted into the right to receive 0.16698070 shares of common stock of the Company.

(c)	Warrants for Series B Redeemable Preferred

In July 2007, the Company issued warrants to purchase 31,790 shares of Series B Redeemable Preferred Stock to a financial institution in connection with its Credit Facility (see Note 5). The warrants have an exercise price of $2.43975 per share, a 10 year life, and were fully vested and exercisable at the time of grant. In August 2008, the Company issued 24,592 warrants for its Series B Redeemable Preferred Stock to the same financial institution in connection with a borrowing under the Credit Facility. The warrants have an exercise price of $3.253 per share, a 10-year life, and were fully vested and exercisable at the time of grant. The estimated fair value of the warrants at the time of issuance was accounted for as a debt discount within long-term liabilities, and will be reflected as additional interest expense over the term of the Credit Facility. At each reporting period the Company updates the estimated fair value of the warrants based upon current market conditions, and the change in the estimated fair value is reported in the statement of operations. At December 31, 2008, the fair value estimate was updated using the Black-Scholes model and the following assumptions: dividend yield of 0%; estimated volatility of 76%; risk-free interest rate of 2.68%, and a remaining contract life of 8.5 years for the July 2007 issuance and 9.8 years for the August 2008 issuance. The change in the estimated fair value was recorded as interest expense.

As a result of the Merger, each warrant to purchase Series B-1 automatically converted into 1.219875 warrants to purchase ARCA Colorado’s common stock; and each warrant to purchase Series B-2 automatically converted into 1.6265 warrants to purchase ARCA Colorado’s common stock. Subsequently, each warrant to purchase ARCA Colorado’s common stock was converted into the right to receive 0.16698070 warrants to purchase shares of the Company’s common stock.

(8)	Common Stock

The Company has 40.0 million shares of common stock authorized, of which 954,420 and 737,494 were issued and outstanding at December 31, 2008 and 2007, respectively with 2,627,311 shares reserved for conversion of Redeemable Convertible Preferred Stock as of December 31, 2008. The dividend and preference rights of the common stock are junior to those of the Preferred Stock. Each holder of common stock is entitled to one vote per share of common stock.

(9)	2004 Incentive Stock Options Plan

Under the terms of the 2004 Stock Option Plan, or the Plan, options to purchase an aggregate of 1,061,421 shares of the Company’s common stock are authorized for awards to employees, officers, directors, agents, consultants, and independent contractors of the Company. Under the terms of the Plan, the purchase price per share of a nonqualified stock option cannot be less than 85% of the estimated fair value of the Company’s common stock at the time of grant. The purchase price per share of an incentive stock option cannot be less than 100% of the estimated fair value per share of the Company’s common stock at the time of grant. In no case is the option price of any option less than the par value per share of the Company’s common stock. Options granted under the Plan are exercisable for a period up to 10 years from date of grant. Options typically vest over four years at a rate of 25% after 12 months from the date of grant, and ratably per quarter thereafter, conditioned upon continued employment. Upon adoption of the Plan in 2004, the board of directors authorized 116,886 shares for the plan. This was the only option activity for the 2004 year. The board of directors authorized an increase in the number of shares in the plan of 406,372, 361,406, and 182,065, during 2007, 2006, and 2005, respectively. During 2008, the board of directors reallocated shares from the Plan to Series B Redeemable Preferred Stock related to the Company’s issuance of Series B Redeemable Preferred Stock Warrants. This reallocation resulted in a reduction of 5,308 shares available for issuance under the plan. To the extent required by law, the exercise price of a nonqualified stock option may not be less than the fair market value of the underlying stock on the date of grant.

The following summarizes the activity of the Plan including the number of options and weighted average exercise prices:

	For the Years Ended December 31,
	2008		2007
	Options	Weighted- Average Exercise Price	Options	Weighted- Average Exercise Price
Options outstanding
beginning of period	530,806	$0.78	545,901	$0.60
Granted	304,539	2.46	84,546	1.74
Exercised	(216,926)	0.24	(96,849)[1]	0.96
Forfeited and cancelled	(33,751)	1.44	(2,792)	0.60

Options outstanding end of period	584,668	1.74	530,806	0.78

Exercisable at end of period	272,517	$1.26	355,632	$0.54

[1]	Includes 83,490 shares allocated from the Plan in 2006 for a restricted stock grant which was issued in 2007.

The following tables summarize information about the Company’s outstanding stock options as of December 31, 2008:

	Options Outstanding		Options Exercisable
Exercise Price	Number Outstanding as of December 31, 2008	Weighted Average Remaining Contractual Life (in years)	Number Exercisable as of December 31, 2008
$0.06	12,592	6.01	12,592
0.60	10,280	6.44	8,752
0.90	209,385	7.82	186,766
1.68	39,637	8.10	17,830
1.80	16,949	8.34	11,589
1.86	151,971	9.13	9,523
2.69	123,482	9.64	14,444
5.15	12,023	9.88	11,021
5.99	8,349	9.95	0

	584,668	8.59	272,517

At December 31, 2008, the Company had $331,000 of total unrecognized compensation expense (net of estimated forfeitures) on unvested options. This compensation expense is expected to be recognized over a weighted average remaining period of approximately 1.45 years.

For the years ended December 31, 2008 and 2007 and from Inception through December 31, 2008, the total intrinsic value of options exercised was $452,000, $6,601 and $499,000, respectively.

The Company selected the Black-Scholes option pricing model as the most appropriate valuation method for its share-based awards. This valuation model was developed for use in estimating the fair value of traded options which have no vesting restriction and are fully transferable. Consequently, the Company’s estimate of fair value may differ from other valuation models.

The Black-Scholes valuation model requires the Company to make assumptions and judgments about the variables used in the calculation. These variables and assumptions include the fair value of the Company’s common stock, expected term, the expected volatility, the risk-free interest rate, and expected dividends. The Company used the following assumptions when determining the fair value of its stock options:

i.	Expected Term—The expected term represents the period that the Company’s share-based awards are expected to be outstanding. The Company elected to use the simplified method described in SEC Staff Accounting Bulletin No. 107 to compute the expected term.

ii.	Expected Volatility—Management estimates volatility for option grants by evaluating the average historical volatility of a peer group of public companies. Management believes historical volatility of the identified peer group to be a reasonable proxy for estimating future volatility.

iii.	Risk-Free Interest Rate—The risk-free interest rate used in the Black-Scholes valuation model is based on the implied yield currently available on U.S. Treasury zero-coupon issues with an equivalent expected term.

iv.	Expected Dividend—The Company has not issued dividends to date and does not anticipate issuing dividends.

The fair value of each award granted for the years ended December 31, 2008 and 2007 was estimated at the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions:

	December 31,
	2008	2007
Volatility factor	63%	66%
Expected term of options in years	5.95 years	5.88 years
Risk-free interest rate	3.20%	4.18%
Dividend yield	0%	0%
Weighted average grant date fair value	$1.79	$1.08

For the years ended December 31, 2008 and 2007, the Company recognized the following non-cash, share-based compensation expense:

	December 31,		Period from December 17, 2001 (date of inception) to December 31, 2008
	2008	2007
Research and development	$121	$13	$137
Sales, general and administrative	424	74	534

Total	$545	$87	$671

The amounts in the table were allocated to the same expense categories as the base compensation for the participants in the plan. The table includes share-based compensation expense for awards granted to non-employees, including independent consultants. The compensation expense of these awards was recognized in accordance with the provisions of SFAS No. 123(R) (subsequent to January 1, 2006), SFAS No. 123 prior to that date and Emerging Issues Task Force, or EITF, No. 96-18, Accounting for Equity Instruments that Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, which require valuing the stock options using a Black-Scholes option pricing model and remeasuring such stock options to the current estimated fair value until the performance date has been reached. The performance date had been reached for all awards granted to non-employees as of December 31, 2007; therefore, no remeasurement of the awards was needed. Awards were granted to non-employees during the year ended December 31, 2008. Portions of these awards have not yet reached their performance criteria and are therefore subject to remeasurement until the criteria are reached.

During 2006, certain option grants were made that provided for accelerated vesting under certain circumstances, including a change in control of the Company. During 2008, certain options were modified to provide for accelerated vesting under certain conditions related to a change in control.

In November 2006, the Company granted stock options to its President and CEO for 165,645 shares. The grant was exercisable immediately, but if exercised, is subject to certain repurchase rights that lapse over four years: (i) 25% upon grant and until the first anniversary of the vesting start date and ratably per quarter thereafter, or (ii) if the Company has a corporate transaction resulting in a change of control.

In November 2006, the Company entered into a restricted stock agreement with its President and CEO for 83,490 shares, whereby the President and CEO could purchase the shares at their estimated fair value of $0.90 per share. The Company retained certain repurchase rights (allowing the Company to repurchase the shares at the price paid by this individual) on 41,745 shares that would have lapsed on the date that the trading value of Company’s common stock, listed on a national exchange, resulted in market capitalization of the Company, as reported by such exchange over the immediately preceding ten business days, of at least $250.0 million, or a corporate transaction resulted in consideration paid by the acquirer of at least $250.0 million. Repurchase rights on the remaining 41,745 shares would have lapsed on the same terms as the first 41,745 if the two conditions above were met with values of at least $500.0 million. In February 2007, the Company amended the purchase terms of the restricted stock agreement to provide that the purchase price for 41,745 shares was deemed to be satisfied in consideration for services rendered to the Company, with an estimated fair value of $37,250. The estimated fair value of the services was expensed, and the total consideration received of $75,000 has been reflected as a long-term liability. In October 2008, the restricted stock agreement was amended to provide that the Company’s repurchase rights would lapse with respect to all 83,490 shares upon close of the Merger. As a result of such amendment, the Company estimated the fair value of the modification to be $438,000 of which $350,000 was recognized as share-based compensation expense in 2008.

(10)	Income Taxes

Effective June 1, 2005, the Company changed from an S-Corporation to a C-Corporation. As an S-Corporation, the net operating loss carryforwards were distributed to the Company’s stockholders; such amounts were not significant. Since June 2005 through December 31, 2008, for federal income tax purposes, the Company has net operating loss carryforwards of approximately $37.8 million, and approximately $427,000 of research and development credits may be used to offset future taxable income. The net operating loss carryforwards will expire beginning 2025 through 2028. Utilization of net operating losses and tax credits may be subject to an annual limitation due to ownership change limitations provided by IRC Section 382. The annual limitation may result in the expiration of the net operation losses and credits before utilization. As such, a portion of the Company’s net operating loss carryforwards may be limited.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Due primarily to the Company’s history of operating losses, management is unable to conclude that it is more likely than not that the Company will realize the benefits of these deductible differences, and accordingly has provided a valuation allowance against the entire net deferred tax asset of approximately $15.5 million at December 31, 2008, reflecting an increase of approximately $7.5 million from December 31, 2007. The deferred tax assets are primarily comprised of net operating loss carryforwards and research and experimentation credit carryforwards.

The differences between the provision for income taxes and the amounts computed by applying the U.S. federal statutory income tax rate to the loss before provision for income taxes is as follows (in thousands):

	Year ended December 31,
	2008	2007
U.S. federal income tax benefit at statutory rates	$(6,800)	$(4,898)
State income tax benefit, net of federal benefit	(585)	(421)
Research and experimentation credits	(224)	(182)
Other	73	44
Change in valuation allowance	7,536	5,457

	$—	$—

The Company has had no provision for income taxes since inception due to its S-corporation status and its subsequent net operating losses.

Deferred income taxes reflect the net tax effects of timing differences between the carrying amounts of assets and liabilities for financial reporting and the amounts used for income tax purposes, as well as operating loss and tax credit carryforwards. The income tax effects of temporary differences and carryforwards that give rise to significant portions of the Company’s net deferred tax assets are as follows (in thousands):

	December 31,
	2008	2007
Deferred tax assets:
Current deferred tax assets:
Accrued vacation	$45	$14

Total current deferred tax assets	45	14
Valuation allowance	(45)	(14)

Net current deferred tax assets	—	—

Noncurrent deferred tax assets:
Net operating loss carryforwards	14,357	7,516
Charitable contribution carryforwards	233	122
Research and experimentation credits	427	203
Capitalized intangibles	392	92
Stock based compensation	156	8
Depreciation and amortization	—	2

Total noncurrent deferred tax assets	15,565	7,943
Valuation allowance	(15,448)	(7,943)

Net noncurrent deferred tax assets	117	—

Deferred tax liabilities:
Noncurrent deferred tax liabilities:
Depreciation and amortization	(82)	—
Other	(35)	—

Total noncurrent deferred tax liabilities	(117)	—

Net deferred tax assets	$—	$—

SFAS No. 109 requires that valuation allowance be provided if it is more likely than not that some portion or all deferred tax assets will not be realized. The Company’s ability to realize the benefit of its deferred tax assets will depend on the generation of future taxable income through profitable operations. Due to the Company’s history of losses and the uncertainty of future profitable operations, the Company has recorded a full valuation allowance against its deferred tax assets. The valuation allowance for deferred tax assets was increased by $7.5 million in 2008.

In July 2006, the FASB issued FASB Interpretation No. 48 Accounting of Uncertainty in Tax Positions—an Interpretation of FASB Statement No. 109, or FIN 48. The purpose of FIN 48 is to clarify certain aspects of the recognition and measurement related to accounting for income tax uncertainties. Under FIN 48 the impact of uncertain tax positions are recognized in the financial statements if that position is more likely than not of being sustained upon audit by a relevant taxing authority.

The Company adopted FIN 48 effective January 1, 2007. Upon adoption of FIN 48 and through December 31, 2008, the Company had no tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly increase or decrease within twelve months from the date of adoption of FIN 48 or from December 31, 2008. In the event the Company concludes it is subject to interest or penalties arising from uncertain tax positions, the Company will record interest and penalties as a component of other income and expense. No amounts of interest or penalties were recognized in the financial statements for the years ended December 31, 2008 and 2007.

Since the Company is in a loss carryforward position, the Company is generally subject to U.S. federal and state income tax examinations by tax authorities for all years for which a loss carryforward is available. Thus, upon adoption of FIN 48, the Company’s open tax years extend back to 2005. The Company believes that its tax filing positions and deductions related to tax periods subject to examination will be sustained upon audit and does not anticipate any adjustment will result in a material adverse effect on the Company’s financial condition, result of operations, or cash flow. Therefore, no reserve for uncertain income tax positions has been recorded pursuant to FIN 48.

(11)	Subsequent Events

(a)	Merger with Nuvelo, Inc. on January 27, 2009

On January 27, 2009, the Company completed the Merger contemplated by the Merger Agreement. Pursuant to the Merger Agreement, a wholly-owned subsidiary of the Company merged with and into ARCA Colorado, with ARCA Colorado continuing after the Merger as the surviving corporation and a wholly-owned subsidiary of the Company. Immediately following the Merger, the Company changed its name from Nuvelo, Inc. to ARCA biopharma, Inc., and its common stock began trading on the Nasdaq Global Market under the symbol “ABIO” on January 28, 2009.

The Merger is treated as a reverse merger and accounted for as a business combination using the acquisition method of accounting in accordance with SFAS No. 141(R). For accounting purposes, ARCA Colorado is considered to have acquired Nuvelo in the Merger, as the stockholders of ARCA Colorado prior to the Merger now have a controlling interest in the combined company and the Company’s management is the former management of ARCA Colorado. Under the acquisition method of accounting, the assets acquired and liabilities assumed of Nuvelo are recorded as of the acquisition date, at their respective fair values.

As a result of the Merger, each share of Series A automatically converted into 1 share of ARCA Colorado’s common stock; each share and warrant to purchase Series B-1 automatically converted into 1.219875 shares or warrants to purchase, as applicable, of ARCA Colorado’s common stock; each share and warrant to purchase Series B-2 automatically converted into 1.6265 shares or warrants to purchase, as applicable, of ARCA Colorado’s common stock. Subsequently, each share of ARCA Colorado’s common stock was converted into the right to receive 0.16698070 shares of the Company’s common stock.

Each option and warrant to purchase shares of ARCA Colorado’s common stock outstanding at the effective time of the Merger was assumed by the Company at the effective time of the Merger. Each such option or warrant became an option or warrant, as applicable, to acquire that number of shares of the Company’s common stock equal to the product obtained by multiplying the number of shares of ARCA Colorado’s common stock subject to such option or warrant by 0.16698070, rounded down to the nearest whole share of the Company’s common stock. Following the Merger, each such option or warrant has a purchase price per share of the Company’s common stock equal to the quotient obtained by dividing the per share purchase price of ARCA Colorado’s common stock subject to such option or warrant by 0.16698070, rounded up to the nearest whole cent.

Immediately following the Merger, ARCA Colorado’s former stockholders, together with the former holders of ARCA Colorado’s options and warrants had the right to acquire approximately 67% of the common stock of the Company immediately after the Merger and, after giving effect to the issuance of shares pursuant to outstanding options and warrants primarily on the treasury stock method, and Nuvelo stockholders prior to the Merger were expected to own approximately 33% of the common stock of the Company immediately after the Merger. The Merger is intended to qualify for federal income tax purposes as a tax-free reorganization under the provisions of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended.

Prior to the completion of the Merger, Nuvelo was developing drugs for acute cardiovascular disease, gastro-intestinal, or GI, diseases and other debilitating medical conditions. Its development pipeline included NU172, a direct thrombin inhibitor that has completed Phase I development for use as a short-acting anticoagulant during medical or surgical procedures, and Phase I clinical candidate NU206, a recombinant, secreted protein for the potential treatment of GI, diseases, including inflammatory bowel disease, mucositis and bone disease. In the first quarter of 2008, Nuvelo discontinued the clinical development of its only clinical-stage product candidate, alfimeprase. ARCA Colorado merged with Nuvelo primarily to increase its cash resources in the short-term while enhancing its access to capital necessary to commercialize its late stage product candidate, Gencaro, and to build its product development pipeline.

The estimated total acquisition consideration to acquire Nuvelo is based on the market capitalization of Nuvelo as of January 27, 2009, and the estimated fair values of its vested stock options and warrants outstanding on that date, as this was deemed the best estimate of the fair value of Nuvelo as the entity being acquired for accounting purposes on that date, and is as follows (in thousands):

Market capitalization of Nuvelo common stock	$11,824
Estimated fair value of options and warrants assumed	88

Total acquisition consideration	$11,912

The Company considered alternative approaches to measure the acquisition consideration, such as basing the acquisition consideration on the fair value of Nuvelo’s net assets, or based on ARCA Colorado’s fair value rather than the fair value of Nuvelo’s common stock on the consummation date. The Company believes the most reliable measurement of consideration is based on the market capitalization of Nuvelo and the fair values of its vested stock options and warrants as of the date of the Merger, as it is the most objectively verifiable value.

Under the acquisition method of accounting, in accordance with SFAS No. 141(R), the total acquisition consideration is allocated to the assets acquired and liabilities assumed based on their estimated fair values as of the date of the Merger. The Company has not finalized the acquisition consideration allocation as of the date of this report. The preliminary allocation, based on the estimated fair values of the assets acquired and liabilities assumed as of the date of the Merger, is as follows (in thousands):

Cash and cash equivalents	$30,392
Marketable securities	15,106
Collaboration receivable	523
Other current assets	1,247
Restricted cash	6,000
Property and equipment	634
In-process research and development	6,000
Other non-current assets	1,084
Accounts payable	(2,189)
Accrued employee liabilities	(3,534)
Other current liabilities	(1,304)
Accrued facility exit costs	(12,557)
Other liabilities	(74)
Unfavorable lease obligation	(585)
Gain on bargain purchase	(28,831)

Total acquisition consideration	$11,912

Cash and cash equivalents, marketable securities and other tangible assets and liabilities: The tangible assets and liabilities were valued at their respective carrying amounts by Nuvelo, except for adjustments to certain property and equipment, deferred revenue, deferred rent, facility exit charges and other liabilities, to amounts that approximate their fair values at the acquisition date.

In-process research and development: In-process research and development represents incomplete Nuvelo research and development projects. It is estimated that approximately $6.0 million of the acquisition consideration represents purchased in-process research and development primarily related to projects associated with the Nuvelo NU172 program. The fair value of in-process research and development was determined using an income approach, as well as discussions with management and a review of certain program-related documents and forecasts prepared by management. The income approach, a valuation method that establishes the business value based on a stream of future economic benefits, such as net cash flows, discounted to their present value, included probability adjustments to project expenses and revenue in order to reflect the expected probabilities of incurring development cost prior to commercialization and the probability of achieving commercial revenue due to drug discovery and regulatory risks. An additional rate was utilized to discount the probability adjusted net cash flows to their present value, to reflect the time value of money and risks of commercialization, sales, and competition, which are risk elements explicitly not addressed in the probability adjustments. The Company will continue to periodically reassess the value of purchased in-process research and development, and in connection with those periodic reassessments, may determine that its valuation should change, even materially, based on, among other factors, changes in management’s views regarding anticipated future economic benefits of the in-process research and development.

Pre-acquisition contingencies: The Company retains the obligations under Nuvelo’s employment agreements and compensation plans, pursuant to which Nuvelo employees are entitled to termination benefits upon change of control and involuntary termination. Such plans were established prior to merger negotiations with ARCA Colorado, and were not entered into to benefit ARCA Colorado. These plans create a contingent liability for the Company as of the acquisition date, which is estimated for employees expected to be involuntary terminated at $1.7 million, and is included in the consideration allocation above under the caption ‘Accrued employee liabilities’. The Company has not currently identified any other pre-acquisition contingencies where an acquisition-date liability is probable and the amount of the liability can be reasonably estimated. If information becomes available to the Company prior to the end of the measurement period, which would indicate that a liability is probable and the amount can be reasonably estimated, such items will be included in the acquisition consideration allocation.

In accordance with SFAS No. 141(R), any excess of fair value of acquired net assets over the acquisition consideration results in a gain on bargain purchase. Prior to recording a gain, the acquiring entity shall reassess whether all acquired assets and assumed liabilities have been identified and recognized and perform re-measurements to verify that the consideration paid, assets acquired, and liabilities assumed have been properly valued. The Company is currently undergoing such a reassessment, and as a result, the initial accounting for the business combination is incomplete at March 31, 2009. The final allocation is expected to be completed as soon as practicable but no later than 12 months after the Merger date. The final acquisition consideration and allocation thereof may change significantly from these preliminary estimates.

        The preliminary consideration allocation indicates that the Merger may result in a gain on bargain purchase of $28.8 million. In accordance with the acquisition method of accounting, any resulting gain shall be recognized in earnings on the acquisition date. This gain is largely determined by the trading price of Nuvelo’s common stock on Nasdaq prior to the Merger. The Company believes that any resulting gain on bargain purchase would result from various factors that may have impacted the trading price of Nuvelo’s common stock, including, without limitation, the significant declines in the securities markets during the fourth quarter of 2008; uncertainty concerning the combined company’s ability to obtain regulatory approval of the Gencaro NDA, ability to successfully commercialize Gencaro, if approved, and to raise additional capital to support the commercialization of Gencaro and to fund other business objectives; uncertainty regarding the Company’s ability to successfully integrate the business operations of Nuvelo; and uncertainty regarding the Company’s ability to further identify, develop and achieve commercial success for products and technologies; all of which may have impacted Nuvelo’s market capitalization at the time the Merger was consummated.

The Company has incurred acquisition-related costs, including accounting, legal and due diligence costs, of $1.7 million through December 31, 2008, which have been recorded as deferred transaction costs on the balance sheet at that date. On January 1, 2009, as part of the adoption of SFAS No. 141(R), the balance of deferred transaction costs was expensed to selling, general and administrative expense.

In connection with the Merger, a substantial majority of Nuvelo’s employees have been involuntarily terminated or are expected to be terminated subsequent to transition periods of up to 12 weeks from the date of the Merger. Pursuant to pre-existing employment agreements and compensation plans, termination benefits of $3.1 million have been accrued as of the date of the Merger. In addition to the termination benefits pursuant to the assumed Nuvelo compensation plans, the Company has offered retention bonuses to employees on transition plans totaling $290,000, which will be expensed as incurred over the transition period.